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ONE INTERNATIONAL PLACE   BOSTON, MA 02110-2624   617-951-7000   F617-951-7050

BOSTON   NEW YORK   SAN FRANCISCO   WASHINGTON, DC

September 16, 2005

Columbia Funds Trust IX
One Financial Center
Boston, MA 02111

Re: Columbia Funds Trust IX (the "Trust") - Post-Effective Amendment No. 40 to the Registration Statement of the Trust on Form N-1A (File Nos. 2-99356; 811-43671)

Ladies and Gentlemen:

You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time shares of beneficial interest ("Shares") of the funds listed on Schedule A hereto (each a "Fund" and collectively, the "Funds"), each a series of the Trust.

We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares. We have examined the Trust's Amended and Restated Agreement and Declaration of Trust and amendments thereto on file at the office of the Secretary of The Commonwealth of Massachusetts (collectively, the "Agreement and Declaration of Trust") and the Trust's Amended and Restated By-Laws. We have also examined and relied upon the original or copies of minutes of the meetings or written consents of the Board of Trustees of the Trust and such other documents, including certificates of officers of the Trust, as we have deemed necessary for purposes of rendering our opinions below. We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to the corresponding originals of all documents submitted to us as copies.

We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

We express no opinion as to the laws of any jurisdiction other than The Commonwealth of Massachusetts and the United States of America. Further, we express no opinion as to the state securities or "Blue Sky" laws of any jurisdiction, including The Commonwealth of Massachusetts.

Insofar as this opinion relates to factual matters, we have made inquiries to officers of the Trust to the extent we believe reasonable with respect to such matters and have relied upon
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ROPES & GRAY

Columbia Funds Trust IX                2-                     September 16, 2005


representations made by the Trust in the Agreement and Declaration of Trust and representations made to us by one or more officers of the Trust. Although we have not independently verified the accuracy of such representations, we do not know of the existence or absence of any fact contradicting such representations. Any reference herein to "our knowledge," "known to us" or any variation thereof shall mean the actual knowledge of lawyers in this firm who generally represent the Trust.

Based on the foregoing, we are of the opinion that the issue and sale by the Trust of an unlimited number of Shares of each Fund has been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-1A relating to such offering and sale.

Very truly yours,


/s/ Ropes & Gray LLP
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Ropes & Gray LLP
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                                                                      SCHEDULE A

Columbia International Stock Fund
Columbia Tax-Managed Growth Fund
Columbia Federal Securities Fund
Columbia Strategic Income Fund
Columbia Intermediate Tax-Exempt Bond Fund
Columbia Tax-Exempt Fund
Columbia California Tax-Exempt Fund